EXHIBIT 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

___________________, 2010

Premier Power Renewable Energy, Inc.
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762

Re:	Premier Power Renewable Energy, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Premier Power Renewable Energy, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-166362), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement covers the registration of up to ____________ shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share.

In connection with this opinion, we have examined originals or copies of the Registration Statement, the proceedings of the Board of Directors of the Company relating to the registration and the issuance of the Shares, the Certificate of Incorporation and all amendments thereto of the Company, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon the certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion.  This opinion is limited solely to the federal laws of the United States, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution.  Our opinion is based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid, and non-assessable.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP